Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-4 of CCFNB Bancorp, Inc. of our report dated February 24, 2023, relating to the consolidated financial statements of Muncy Bank Financial, Inc. and subsidiary, appearing in the Registration Statement on Form S-4 filed by CCFNB Bancorp, Inc. on June 29, 2023.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

King of Prussia, Pennsylvania

June 29, 2023

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH

2009 Mackenzie Way • Suite 340 Cranberry Township, PA 16066 (724) 934-0344	2100 Renaissance Blvd. • Suite 110 King of Prussia, PA 19406 (610) 278-9800	980 National Road Wheeling, WV 26003 (304) 233-5030	511 N. Fourth Street Steubenville, OH 43952 (304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia